FORM 4
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] Check this box if no longer subject      ---------------------------------
    to Section 16. Form 4 or Form 5          | OMB Number:          3235-0287|
    obligations may continue.  See           | Expires:    September 30, 1998|
    Instruction 1(b).                        | Estimated average burden      |
                                             | hours per response.......  0.5|
                                             ---------------------------------


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

   Startt Acquisition, LLC (1)
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   (Last)            (First)            (Middle)

   c/o Lawrence Ruben Company, Inc.
   600 Madison Avenue, 20th Floor
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                     (Street)

   New York,              NY           10022
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   (City)               (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   Starrett Corporation (SHO)

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3. IRS or Social Security Number of Reporting Person (Voluntary)



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4. Statement for Month/Year

   December 1997

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5. If Amendment, Date of Original (Month/Year)



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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ] Director                             [X] 10% Owner
   [ ] Officer (give title below)           [ ] Other (specify below)


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7. Individual or Joint/Group Filing (Check Applicable Line)

   [ ] Form filed by One Reporting Person
   [X] Form filed by More than One Reporting Person

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

                        TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           action        action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           Date          Code            (Instr. 3, 4 and 5)           End of           (D) or         Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month            Indirect       Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
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
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Common Stock            12/11/97      P            6,103,282 (2) A         12.25     100 (3)          (4)           (4)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                (Over)
* If the form is filed by more than one person, see Instruction 4(b)(v).                                          SEC 1474 (7-96)

                         (Print or type Responses)

                           TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g. puts, calls, warrants, options, convertible securities)
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    1.        2.        3.         4.         5.             6.                 7.           8.        9.         10.       11.
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                                                                           Title and                           Ownership
                                          Number of     Date Exer-         Amount of                           Form of
                                          Derivative    cisable and        Underlying              Number of   Deriv-
                                          Securities    Expiration         Securities      Price   Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-  Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4 and 5)     Exer-    Expir-           or Num-  ity     End of      (I)       Beneficial
Security    ative      Day/     --------  ----------    cis-     ation            ber of   (Instr. Month       (Instr.   Ownership
(Instr. 3)  Security   Year)    Code  V   (A)   (D)     able     Date     Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
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
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

Explanation of Responses:

(1) Pursuant to Instruction 5(b)(v), this Form 4 is filed jointly by all of the undersigned (collectively, the "Reporting Persons"), who may be deemed to be members of a "group" pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Startt Acquisition, LLC has been designated to make the filing of this Form 4.

2) Pursuant to an Agreement and Plan of Merger, dated as of October 16, 1997 (the "Merger Agreement"), by and between Startt Acquisition, Inc. ("Purchaser") and Starrett Corporation ("Issuer"), on December 11, 1997 Purchaser consummated the tender offer contemplated by the Merger Agreement and purchased the shares of common stock covered by this Form 4 (the "Shares").

(3) Pursuant to the Merger Agreement, on December 30, 1997, Purchaser merged with and into Issuer in accordance with Section 905 of the New York Business Corporation Law (the "BCL"). In accordance with the terms of the Merger Agreement, on December 30, 1997 (i) all issued and outstanding Shares of common stock of Issuer not previously tendered to Purchaser were converted into the right to receive payment of $12.25 per share in cash, canceled and retired,
(ii) each of the 100 issued and outstanding shares of capital stock of Purchaser was converted into one Share of Issuer, (iii) each Share of common stock held in the treasury of the Issuer was canceled and retired without any consideration therefore. In addition, on December 30, 1997, pursuant to Section 515 of the BCL, the Shares were canceled by action of the Board of Directors of Issuer. On December 31, 1997, Issuer filed with the Securities and Exchange Commission on Form 15 a Certification and Notice of Termination of Registration under Section 12(g) of the Exchange Act.

(4) Purchaser claims direct beneficial ownership of the Shares. Each of the other Reporting Persons claim indirect beneficial ownership of the Shares through their affiliation with Purchaser.



              STARTT ACQUISITION, LLC

           BY: /s/ Jonathan L. Mayblum                         12/31/97
              ----------------------------------------     --------------------
              Name:  Jonathan L. Mayblum                           Date
              Title: President
              **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is sufficient, see Instruction 6 for procedure.

                            Joint Filer Information


Name:    Startt Acquisition, Inc.

Address:  c/o Lawrence Ruben Company, Inc.
              600 Madison Avenue, 20th Floor
              New York, NY   10022

Designated Filer:  Startt  Acquisition, LLC

Period Covered by Statement:  12/1/97-12/31/97

Issuer and Ticker or Trading Symbol:  Starrett Corporation (SHO)

Signature:     STARTT ACQUISITION, INC.

                 By  Starrett Corporation,
                  Its successor in interest

                  By: /s/ Jonathan I. Mayblum
                      ------------------------------
                      Name:  Jonathan I. Mayblum
                      Title:  President





Name:  LR Startt, LLC

Address:  c/o Lawrence Ruben Company, Inc.
              600 Madison Avenue, 20th Floor
              New York, NY   10022

Designated Filer:  Startt  Acquisition, LLC

Period Covered by Statement:  12/1/97-12/31/97

Issuer and Ticker or Trading Symbol:  Starrett Corporation (SHO)

Signature:      LR STARTT, LLC

                  By:  /s/ Jonathan I. Mayblum
                       ------------------------------
                       Name:  Jonathan I. Mayblum
                       Title:  Authorized Signatory

Name:  Richard G. Ruben

Address:  c/o Lawrence Ruben Company, Inc.
              600 Madison Avenue, 20th Floor
              New York, NY   10022

Designated Filer:  Startt  Acquisition, LLC

Period Covered by Statement:  12/1/97-12/31/97

Issuer and Ticker or Trading Symbol:  Starrett Corporation (SHO)

Signature:   RICHARD RUBEN

                  By:  /s/ Jonathan I. Mayblum
                       ------------------------------
                       Name: Jonathan I. Mayblum
                       Title: Authorized Signatory



Name:  AV  Startt, LLC

Address:  c/o Argent Ventures, LLC
              335 Madison Avenue, 26th Floor
              New York, NY   10017

Designated Filer:  Startt  Acquisition, LLC

Period Covered by Statement:  12/1/97-12/31/97

Issuer and Ticker or Trading Symbol:  Starrett Corporation (SHO)

Signature:     AV STARTT, LLC

                  By:  /s/ Jonathan I. Mayblum
                       ------------------------------
                       Name:  Jonathan I. Mayblum
                       Title: Authorized Signatory


Name:  Andrew Penson

Address:  c/o Argent Ventures, LLC
              335 Madison Avenue, 26th Floor
              New York, NY   10017

Designated Filer:  Startt  Acquisition, LLC

Period Covered by Statement:  12/1/97-12/31/97

Issuer and Ticker or Trading Symbol:  Starrett Corporation (SHO)

Signature:        ANDREW PENSON

                  By:  /s/ Jonathan I. Mayblum
                       ------------------------------
                       Name:  Jonathan I. Mayblum
                       Title: Authorized Signatory

Name:  AM Startt, LLC

Address:  c/o Amroc Investments, Inc.
              335 Madison Avenue
              New York, NY   10017

Designated Filer:  Startt  Acquisition, LLC

Period Covered by Statement:  12/1/97-12/31/97

Issuer and Ticker or Trading Symbol:  Starrett Corporation (SHO)

Signature:        AM STARTT, LLC

                  By:  /s/ Jonathan I. Mayblum
                       ------------------------------
                       Name:  Jonathan I. Mayblum
                       Title: Authorized Signatory




Name:  Mark Lasry

Address:   c/o Amroc Investments, Inc.
               335 Madison Avenue
               New York, NY   10017

Designated Filer:  Startt  Acquisition, LLC

Period Covered by Statement:  12/1/97-12/31/97

Issuer and Ticker or Trading Symbol:  Starrett Corporation (SHO)

Signature:        MARK LASRY

                  By:  /s/ Jonathan I. Mayblum
                       ------------------------------
                       Name:  Jonathan I. Mayblum
                       Title: Authorized Signatory

Name:  BA Startt

Address:  c/o Blackacre Capital Group, L.P.
              450 Park Avenue, 28th Floor
              New York, NY   10022

Designated Filer:  Startt  Acquisition, LLC

Period Covered by Statement:  12/1/97-12/31/97

Issuer and Ticker or Trading Symbol:  Starrett Corporation (SHO)

Signature:     BA STARTT

By Blackacre Capital Group, L.P.,
General Partner

                  By Blackacre Capital Management Corp.,
                      General Partner

By:  /s/ Jeffrey B. Citrin
     ---------------------------
     Name:  Jeffrey B. Citrin
     Title:  President



Name:  Blackacre Capital Group, L.P.

Address:  450 Park Avenue, 28th Floor
          New York, NY  10022

Designated Filer:  Startt  Acquisition, LLC

Period Covered by Statement:  12/1/97-12/31/97

Issuer and Ticker or Trading Symbol:  Starrett Corporation (SHO)

Signature:     BLACKACRE CAPITAL GROUP, L.P.,

                  By  Blackacre Capital Management Corp.,
General Partner

                       By:  /s/ Jeffrey B. Citrin
                            ------------------------------
                            Name:  Jeffrey B. Citrin
                            Title:  President

Name:  Blackacre Capital Management Corp.

Address:  c/o Blackacre Capital Group, L.P.
              450 Park Avenue, 28th Floor
              New York, NY   10022

Designated Filer:  Startt  Acquisition, LLC

Period Covered by Statement:  12/1/97-12/31/97

Issuer and Ticker or Trading Symbol:  Starrett Corporation (SHO)

Signature:    BLACKACRE CAPITAL MANAGEMENT CORP.

                       By:  /s/ Jeffrey B. Citrin
                            ------------------------------
                            Name: Jeffery B. Citrin
                            Title: President



Name:  Jeffrey B. Citrin

Address:  c/o Blackacre Capital Group, L.P.
              450 Park Avenue, 28th Floor
              New York, NY   10022

Designated Filer:  Startt  Acquisition, LLC

Period Covered by Statement:  12/1/97-12/31/97

Issuer and Ticker or Trading Symbol:  Starrett Corporation (SHO)

Signature:     /s/ Jeffrey B. Citrin
               -------------------------
               Jeffrey B. Citrin